FIRST AMENDMENT
TO
KRATON PERFORMANCE POLYMERS, INC.
2013 CASH INCENTIVE PLAN

WHEREAS, Kraton Performance Polymers, Inc., a Delaware corporation (the “Company”), has established and maintains the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 13 of the Plan, the Company has the right to amend the Plan at any time by action of the Board.

NOW, THEREFORE, the Board hereby amends the Plan, effective as of September 11, 2013 as follows:

1. A new Section 19 is hereby added to the Plan to read as follows:

“19. Return of or Reduction of Award:

In the event that following the end of the performance period applicable to an Award, it is determined by the Committee and ratified by the Board that payment of an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall promptly return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award paid to the Participant, reduced by the Award the Participant that would have been paid had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on Participants unless reached in an arbitrary and capricious manner.”

2. The Plan shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.

IN WITNESS WHEREOF, Kraton Performance Polymers, Inc. has caused this Amendment to be executed by its duly authorized officer as of this 11th day of September, 2013, but effective as set forth above.

KRATON PERFORMANCE POLYMERS, INC.

By:
Melinda Scissors Conley, Vice President – Human Resources